EXHIBIT # 10.50

                                    PROPOSAL

                             Dr. Reid Jilek and MDI

Dr. Reid Jilek, advisor, will be engaged as an exclusive representative of MDI (Molecular Diagnostics Incorporated), for services and products that MDI provides, with the express purpose of providing MDI with introductions, facilitating negotiations, or other activities mutually agreed upon which would lead to:

     1)   Joint Ventures, licensing or royalty arrangements
     2)   Contracts to provide diagnostic services or products
     3)   Other arrangements where MDI achieves an economic Benefit
     4)   Introduction to equity and strategic funding sources

MDI will provide Dr. Jilek with all necessary marketing materials, access to individuals at the company to enable him to fulfill his obligation or other resources, including attendance at meetings that the Company deems is necessary (expenses to be billed by Dr. Jilek and approved in advance by MDI) to achieve a particular arrangement, where an economic benefit can be attained.

COMPENSATION

     1) Dr. Jilek will receive 500,000 warrants in MDI stock at $0.17 per share upon execution of this agreement. He will receive an additional 500,000 warrants on each anniversary at a strike price of $0.17.

     2) Dr. Jilek will receive a monthly retainer of $5,000.00, effective August 1, 2003, payable on the 1st Day of each month, beginning August 1, 2003.

     3) The monthly retainer will be deferred and accrue until MDI closes its $1.2M bridge.

     4) Expenses will be paid within 15 days of receipt of expense report along with attached receipts

TERM

This agreement is guaranteed for an initial three year term, and is automatically renewed annually after the initial 3 year period. Termination without cause can be given by either party , after the first three years.

CONFIDENTIALITY

This agreement will remain confidential among the parties and is not to be disclosed without written consent by the other party.




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Mr. Peter Gombrich                          Dr. Reid Jilek
Chairman & CEO, MDI




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